                                                                    Exhibit 10.1

================================================================================

                      SEPARATION AND DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                              GRAY TELEVISION, INC.

                                       AND

                            TRIPLE CROWN MEDIA, INC.

                                 AUGUST 2, 2005

================================================================================

                                                                    Exhibit 10.1

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1 SEPARATION.....................................................     3
1.1.    Transfer of Membership Interests and Assets......................     3
1.2.    Retained Assets..................................................     3
1.3.    Assumed Liabilities..............................................     3
1.4.    Termination of Existing Intercompany Agreements..................     4
SECTION 2 SEPARATION CLOSING MATTERS.....................................     4
2.1.    Separation Date..................................................     4
2.2.    Closing of Transactions..........................................     4
2.3.    Documents to be Delivered by Gray................................     4
2.4.    Documents to be Delivered by TCM.................................     5
2.5.    Approvals and Required Consents..................................     5
SECTION 3 THE DISTRIBUTION...............................................     5
3.1.    Share Distribution...............................................     5
3.2.    Actions Prior to the Distribution................................     6
3.3.    Conditions to Distribution.......................................     7
3.4.    Modification.....................................................    10
SECTION 4 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.........................    10
4.1.    Employees........................................................    10
4.2.    Prior Service Credit.............................................    11
4.3.    401(k) Plan......................................................    11
4.4.    Pension Plan.....................................................    11
4.5.    Welfare Plans....................................................    11
4.6.    Section 125 Plan.................................................    12
4.7.    Accrued Vacation.................................................    12
4.8.    Stock Option Plan................................................    12
4.9.    Workers' Compensation............................................    12
4.10.   WARN Act.........................................................    13
4.11.   Information to be Provided.......................................    13
4.12.   No Right to Employment...........................................    13
SECTION 5 INSURANCE MATTERS..............................................    13
5.1.    Insurance Prior to the Distribution Date.........................    13
5.2.    Ownership of Existing Policies and Programs......................    13
5.3.    Naming of TCM as Additional Insured..............................    14
5.4.    TCM Insurance Policies...........................................    14
5.5.    TCM Directors' and Officers' Insurance...........................    14
5.6.    Post-Distribution Insurance Claims Administration................    15
5.7.    Non-Waiver of Rights to Coverage.................................    15
5.8.    Scope of Affected Policies of Insurance..........................    15
SECTION 6 CERTAIN COVENANTS..............................................    16
6.1.    Further Instruments; Consents....................................    16
6.2.    Exchange of Information..........................................    16
6.3.    Privileged Matters...............................................    18
6.4.    Certain Business Matters.........................................    19

6.5.    Payment Obligations..............................................    19
6.6.    Reimbursement Obligations........................................    19
SECTION 7 INDEMNIFICATION................................................    19
7.1.    Indemnification by Gray..........................................    19
7.2.    Indemnification by TCM...........................................    19
7.3.    Procedure for Indemnification....................................    19
7.4.    Direct Claims....................................................    21
7.5.    Adjustment of Indemnifiable Losses...............................    21
7.6.    No Third Party Beneficiaries.....................................    22
SECTION 8 DISPUTE RESOLUTION.............................................    22
8.1.    General..........................................................    22
8.2.    Negotiation......................................................    22
8.3.    Non-Binding Mediation............................................    22
8.4.    Proceedings......................................................    22
8.5.    Pay and Dispute..................................................    23
SECTION 9 MISCELLANEOUS..................................................    23
9.1.    Representations and Warranties of Gray...........................    23
9.2.    LIMITATION OF LIABILITY..........................................    23
9.3.    Survival.........................................................    24
9.4.    Expenses.........................................................    24
9.5.    Entire Agreement.................................................    24
9.6.    Amendment........................................................    24
9.7.    No Third-Party Beneficiaries.....................................    24
9.8.    Governing Law....................................................    24
9.9.    Termination......................................................    24
9.10.   Notices..........................................................    24
9.11.   Counterparts.....................................................    25
9.12.   Binding Effect and Assignment....................................    25
9.13.   Severability.....................................................    25
9.14.   Failure and Remedies.............................................    25
9.15.   Authority........................................................    25
9.16.   Interpretation...................................................    25
9.17.   Conflicting Agreements...........................................    25
9.18.   Definitions......................................................    25

                                    EXHIBITS

Exhibit A - Certificate of the Secretary of Gray

Exhibit B - Assignment and Assumption Agreement

Exhibit C - Tax Sharing Agreement

Exhibit D - Real Property Lease

Exhibit E - Contribution Agreement

Exhibit F - Certificate of the Secretary of TCM

                      SEPARATION AND DISTRIBUTION AGREEMENT

          This Separation and Distribution Agreement (this "Agreement") is entered into as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation ("Gray"), and Triple Crown Media, Inc., a Delaware corporation ("TCM"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Section 9.18.

                                    RECITALS

          A. Gray owns all of the membership interests of Gray Publishing, LLC, a Delaware limited liability company ("Gray Publishing").

          B. Gray through Gray Publishing operates six regional publications comprising five daily newspapers and an advertising shopper (the "Newspaper Publishing Business").

          C. Gray Publishing owns all of the membership interests of Graylink, LLC, a Delaware limited liability company ("Graylink").

          D. Graylink is a provider of wireless services, primarily paging services, in non-major metropolitan areas in Alabama, Florida, and Georgia and also owns and operates 14 retail locations in Alabama, Florida and Georgia (the "Graylink Wireless Business").

          E. The Board of Directors of Gray has determined that it would be advisable and in the best interests of Gray and its shareholders for Gray to transfer to TCM all of the membership interests of Gray Publishing.

          F. Gray has agreed to convey, assign and transfer to TCM all of the membership interests of Gray Publishing (collectively, the "Separation").

          G. The Board of Directors of Gray has determined that it would be advisable and in the best interests of Gray and its shareholders for Gray to distribute on a pro-rata basis to the holders of record of Gray Class A common stock, no par value ("Gray Class A Common Stock"), and Gray common stock, no par value ("Gray Common Stock" and with the Gray Class A Common Stock, the "Gray Stock"), without any consideration being paid by such holders, all of the outstanding shares of TCM common stock, par value $.001 per share (the "TCM Common Stock") owned by Gray (the "Distribution"), and this Agreement has been approved by the Board of Directors of Gray.

          H. In reaching its decision to approve the Separation and Distribution, the Board of Directors of Gray considered a variety of factors including the following:

          - as a result of the Separation and Distribution, Gray and TCM will be better able to focus financial and operational resources on its own business and executing its own strategic plan;

          - as a result of the Separation and Distribution, Gray and TCM are expected to have greater strategic and financial flexibility to support future growth opportunities;

          - each business is in a different stage of development and therefore attracts different types of investors;

          - two separate public companies will enable financial markets to evaluate Gray and TCM more effectively, which is expected to maximize shareholder value over the long term for both Gray and TCM;

          - the Separation and Distribution will allow Gray and TCM to develop incentive programs for management and other professionals that are tailored to its own business and are tied to the market performance of its own common stock;

          - after the Separation and Distribution, Gray and TCM should have greater capital planning flexibility and the Newspaper Publishing Business and Graylink Wireless Business will no longer have to compete with Gray's television broadcasting business to secure funding for investments; and

          - that TCM would possess sufficient scale and business fundamentals to operate as a stand-alone entity.

          I. This Agreement and the Separation and Distribution have been approved by the special committee of the Board of Directors of TCM.

          J. This Agreement and the Separation and Distribution have been approved by the Board of Directors of TCM, consistent with the approval and recommendation of the special committee of the Board of Directors of TCM.

          K. For U.S. federal income tax purposes, the Separation and Distribution are intended to qualify as a divisive reorganization described in Sections 355 and 368(a)(1)(D) of the Code.

          L. The Board of Directors has determined that conversion price relating to the Series C preferred stock of Gray should be adjusted upon the consummation of the Distribution.

          M. The parties desire to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern the relationship of Gray and TCM following the Distribution.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

                                    SECTION 1
                                   SEPARATION

          1.1. Transfer of Membership Interests and Assets. Subject to the terms and conditions of this Agreement, on the Separation Date, Gray shall convey, assign and transfer to TCM, and TCM shall accept and receive, all right, title, and interest of Gray in and to the following:

               (a) all of the membership interests of Gray Publishing;

               (b) all of the contracts, agreements and arrangements listed on
Schedule 1.1(b) (collectively, the "Assigned Contracts"); and

               (c) all right, title and interest in or to the improved and unimproved land listed or described on Schedule 1.1(c), and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land, together with all privileges, easements and rights-of-way related thereto (the "Assigned Real Property").

          1.2. Retained Assets. Immediately prior to the Separation Date, Gray shall cause Gray Publishing to convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over to Gray the following assets (the "Retained Assets"), and Gray shall assume the Retained Assets:

               (a) Cash. All cash and cash equivalents.

               (b) Tax Refunds. Any right, title, or interest in any tax refund, credit, or benefit to which Gray or any of its Subsidiaries is entitled in accordance with the terms of this Agreement or of the Tax Sharing Agreement.

               (c) Intercompany Assets. Any right, title, or interest in the intercompany assets set forth on Schedule 1.2(c).

               (d) Contracts. Gray Publishing's or any of its subsidiaries' rights under any agreement, commitment or order as to which consent to assignment is required but has not been obtained, subject to the provisions of
Section 6.1(b);

          1.3. Assumed Liabilities.

               (a) Immediately prior to the Separation Date, Gray shall cause Gray Publishing, to convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over to Gray the following liabilities (the "Assumed Liabilities"), and Gray shall assume the Assumed Liabilities:

                    (i) Taxes. Any liability or obligation of Gray Publishing or Graylink, as applicable to pay taxes, as set forth in the Tax Sharing Agreement.

                    (ii) Intercompany Debt. Any liability or obligation of Gray Publishing or Graylink, as applicable, in respect of the intercompany debt set forth on Schedule 1.2(c).

               (b) Subject to the terms and conditions of this Agreement, TCM shall assume, on the Separation Date, and pay, comply with, and discharge all contractual and other liabilities of Gray arising out of or relating to the Assigned Contracts and Assigned Real Property (all of such liabilities being hereinafter referred to as the "TCM Assumed Liabilities").

          1.4. Termination of Existing Intercompany Agreements. Except as otherwise contemplated by this Agreement, all agreements between Gray or its Subsidiaries on one hand and Gray Publishing or its subsidiaries on the other hand relating primarily to the Newspaper Publishing Business and Graylink Wireless Business, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

                                    SECTION 2
                           SEPARATION CLOSING MATTERS

          2.1. Separation Date. The effective time and date of the conveyance, assignment, and transfer of the membership interests of Gray Publishing in connection with the Separation shall be such date and time as shall be fixed by the Board of Directors of Gray (the "Separation Date").

          2.2. Closing of Transactions. The closing of the transactions contemplated by this Agreement shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

          2.3. Documents to be Delivered by Gray. On the Separation Date, Gray will deliver, or will cause its appropriate Subsidiaries to deliver, to TCM all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Ancillary Agreements"):

               (a) Secretary's Certificate. A certificate executed by the Secretary of Gray substantially in the form attached to this Agreement as Exhibit A;

               (b) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement");

               (c) Tax Sharing Agreement. A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit C (the "Tax Sharing Agreement");

               (d) Real Property Lease. A duly executed Real Property lease Agreement substantially in the form attached hereto as Exhibit D (the "Real Property Lease");

               (e) Contribution Agreement. A duly executed contribution Agreement substantially in the form attached to this Agreement as Exhibit E (the "Contribution Agreement");

               (f) Officer Resignations. Resignations of each person who is an officer of Gray Publishing, Graylink or any of their respective subsidiaries, immediately prior to the Separation Date, and who will not be an employee of TCM from and after the Separation Date; and

               (g) Other Agreements. Such other agreements, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.

          2.4. Documents to be Delivered by TCM. On the Separation Date, TCM will deliver, or will cause its appropriate Subsidiaries to deliver, to Gray all of the following items and agreements:

               (a) Secretary's Certificate. A certificate executed by the Secretary of TCM substantially in the form attached to this Agreement as Exhibit F;

               (b) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement;

               (c) Tax Sharing Agreement. A duly executed Tax Sharing Agreement;

               (d) Real Property Lease. A duly executed Real Property Lease;

               (e) Contribution Agreement. A duly executed Contribution Agreement; and

               (f) Other Agreements. Such other agreements, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.

          2.5. Approvals and Required Consents. To the extent that the Separation requires any Governmental Approvals or other consents, the parties will use their commercially reasonable efforts to obtain any such Governmental Approvals or consents.

                                    SECTION 3
                                THE DISTRIBUTION

          3.1. Share Distribution.

               (a) Delivery of Shares for Distribution. Prior to the Distribution Date, Gray shall deliver to TCM the certificate for 100 shares of TCM Common Stock held by Gray and representing all of the outstanding TCM Common Stock, and TCM shall cancel such certificate and issue and deliver to Gray in exchange therefor an omnibus stock certificate representing that number of shares of TCM Common Stock equal to the total number of shares distributable pursuant to Section 3.1(b). Gray shall then deliver such omnibus certificate to the Distribution Agent.

               (b) Distribution of Shares. Gray shall instruct the Distribution Agent to distribute, beginning on the Distribution Date, to holders of Gray Stock on the Record Date, the number of shares of TCM Common Stock equal to the number of shares of Gray Stock owned by such holder on the Distribution Date, multiplied by 0.10, and as soon thereafter as reasonably practicable, cash, if applicable, in lieu of fractional shares of TCM Common Stock obtained in the manner provided in Section 3.1(c) hereof. TCM agrees to provide to the Distribution Agent sufficient certificates in such denominations as the Distribution Agent may request in order to effect the Distribution. All of the shares of TCM Common Stock issued in the Distribution shall be fully paid, nonassessable, and free of preemptive rights. Gray shareholders shall not be required to pay cash or other consideration for the TCM Common Stock received in the Distribution.

               (c) Fractional Shares. No certificate or scrip representing fractional shares of TCM Common Stock shall be issued as part of the Distribution. In lieu of receiving fractional shares, each holder of Gray Stock who would otherwise be entitled to receive a fractional share of TCM Common Stock pursuant to the Distribution will receive cash for such fractional share. Gray shall instruct the Distribution Agent to determine the number of whole shares and fractional shares of TCM Common Stock allocable to each holder of record or beneficial owner of Gray Stock on the Distribution Date, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of TCM Common Stock, and to distribute to each such holder or for the benefit of each such beneficial owner such holder's or owner's ratable share of the total proceeds (net of total selling expenses) of such sale; provided, however, that the Distribution Agent shall have sole discretion to determine when, how, through which broker-dealer, and at what price to make its sales; provided, further, that the broker-dealer shall not be an affiliate of Gray or TCM.

               (d) Obligation to Provide Information. Gray and TCM, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified in Section 3.1.

          3.2. Actions Prior to the Distribution. On or before the Distribution Date, Gray and TCM shall use their commercially reasonable efforts to do and accomplish the following:

               (a) SEC Filings. Gray and TCM shall prepare, and Gray shall mail, prior to the Distribution Date, to the holders of Gray Common Stock, a proxy statement/prospectus/information statement containing such information concerning TCM, the Newspaper Publishing Business and Graylink Wireless Business and the Separation and the Distribution and such other matters as Gray and TCM shall reasonably determine are necessary and as may be required by law. Gray and TCM shall prepare, and TCM shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of TCM Common Stock to be issued in the Distribution under the Securities

Act. Gray and TCM shall use all commercially reasonable efforts to respond to any comments of the SEC and to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after such registration statement is filed with the SEC. TCM shall prepare and file with the SEC a registration statement on Form 8-A to register the shares of TCM Common Stock under the Exchange Act.

               (b) Blue Sky. Gray and TCM shall take and shall cause any of their Subsidiaries to take all such actions as may be necessary or appropriate under the securities or blue sky laws of any applicable states in connection with the Distribution.

               (c) Nasdaq National Market. TCM shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for listing of the TCM Common Stock to be issued in the Distribution on the Nasdaq National Market, subject to official notice of issuance.

               (d) Advisors. Gray and TCM shall participate in the preparation of materials and presentations as their respective advisors shall deem necessary or desirable.

               (e) Satisfaction of Conditions. Gray and TCM shall take and shall cause all of their respective Subsidiaries to take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

               (f) Termination of Letter Agreement. Gray and TCM shall use their commercially reasonable efforts to cause the Letter Agreement, dated July 20, 2004, by and between Gray Television, Inc. and Thomas Stultz to be terminated.

          3.3. Conditions to Distribution. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Gray and can be waived by Gray, but shall not give rise to or create any duty on the part of Gray or the Board of Directors of Gray to waive or not waive any such condition or in any way limit Gray's right to terminate this Agreement.

               (a) Filing and Effectiveness of Registration Statement; No Stop Order. A registration statement on Form S-4 and Form 8-A covering the TCM Common Stock to be issued in the Distribution shall have been filed with the SEC and shall be effective, and no stop order suspending the effectiveness of such registration statements shall have been initiated or, to the knowledge of either TCM or Gray, threatened by the SEC.

               (b) Dissemination of Information to Gray Shareholders. Prior to the Distribution Date, the parties shall have prepared, and Gray shall have mailed to the holders of Gray Stock a proxy statement/prospectus/information statement containing such information concerning TCM, the Newspaper Publishing Business and Graylink Wireless Business and, the Separation and the Distribution, and such other matters as Gray and TCM shall reasonably determine are necessary and as may be required by law.

               (c) Nasdaq National Market. The shares of TCM Common Stock to be issued in the Distribution shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

               (d) Compliance with State and Foreign Securities and Blue Sky Laws. Gray and TCM shall have taken all such action as may be necessary or appropriate under state and foreign securities and blue sky laws in connection with the Distribution.

               (e) Consents.

                    (i) Governmental Approvals. Any material governmental approvals and consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a Material Adverse Effect on Gray or TCM.

                    (ii) Consents. Gray shall have obtained the consent, approval, or waiver of each Person set forth on Schedule 3.3(e)(ii).

               (f) No Actions. No Actions shall have been instituted or threatened by or before any Governmental Authority to restrain, enjoin, or otherwise prevent the Distribution or the other transactions contemplated by this Agreement, and no order, injunction, judgment, ruling, or decree issued by any Governmental Authority of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

               (g) Tax Opinion regarding the Separation and Distribution. Gray and Bull Run shall have received an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that the Separation and Distribution will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code.

               (h) Consummation of Separation. The Separation transactions contemplated by this Agreement shall have been consummated in all material respects.

               (i) Approval by the Special Committee of the Board of Directors of Gray of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of Gray in accordance with applicable law and the articles of incorporation and bylaws of Gray.

               (j) Approval by the Board of Directors of Gray of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of Gray, consistent with the approval and recommendation of the special committee of the Board of Directors of Gray, and in accordance with applicable law and the articles of incorporation and bylaws of Gray.

               (k) Approval by the Special Committee of the Board of Directors of TCM of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of TCM in accordance with applicable law and the certificate of incorporation and bylaws of TCM.

               (l) Approval by the Board of Directors of TCM of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of TCM, consistent with the approval and recommendation of the special committee of the Board of Directors of TCM, and in accordance with applicable law and the certificate of incorporation and bylaws of TCM.

               (m) Approval by the Special Committee of the Board of Directors of Bull Run of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of Bull Run in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.

               (n) Approval by the Board of Directors of Bull Run of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of Bull Run, consistent with the approval and recommendation of the special committee of the Board of Directors of Bull Run, and in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.

               (o) Approval by the Shareholders of Bull Run of the Merger Agreement and the Merger. The shareholders of Bull Run shall have approved the Merger Agreement and the Merger in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.

               (p) Opinion of Financial Advisor to the Special Committee of the Board of Directors of TCM. Each of the Boards of Directors of Gray and TCM and the special committees of the Boards of Directors of Gray and TCM shall have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc., the financial advisor of the special committee of the Board of Directors of TCM, to the effect that as of the date of such opinion, based upon and subject to the assumptions and limitations set forth in such opinion, (A) the Distribution is fair, from a financial point of view, to the holders (other than J. Mack Robinson or any of his affiliates) of the Gray Class A Common Stock and the Gray Common Stock that receive TCM Common Stock in the Distribution, (B) the allocation of the consideration in the Distribution between the Gray Common Stock and the Gray Class A Common Stock is fair, from a financial point of view, to the holders (other than J. Mack Robinson or any of his affiliates) of each such class of common stock and (C) the consideration to be paid to the shareholders of Bull Run in the Merger is fair, from a financial point of view, to TCM.

               (q) Opinion of a Nationally Recognized Independent Valuation Firm. Each of the Boards of Directors of Gray and TCM and the special committee of the Boards of Directors of Gray and TCM shall have received the opinion of a nationally recognized independent valuation firm that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth in such opinion, assuming the Transaction and Refinancing have been consummated as proposed, immediately after giving effect to the Transaction and the Refinancing, and on a pro forma basis: (A) the fair value and present saleable value of TCM's assets would exceed TCM's stated liabilities and identified contingent liabilities, (B) TCM should be able to pay its debts as they become absolute and mature and (C) the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the Transaction and the Refinancing.

               (r) Opinion of Financial Advisor to the Special Committee of the Board of Directors of Bull Run. The Board of Directors of Bull Run and the special committee of the Board of Directors of Bull Run shall have received the written opinion of SunTrust Robinson Humphrey that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio to be received by the common stockholders (other than J. Mack Robinson, the majority stockholder, and other affiliated stockholders) of Bull Run is fair, from a financial point of view, to such holders.

               (s) Tax Opinion rendered to TCM regarding the Merger. TCM shall have received an opinion of King & Spalding LLP, special tax counsel to TCM, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.

               (t) Tax Opinion rendered to Bull Run regarding the Merger. Bull Run shall have received an opinion of Troutman Sanders LLP, special tax counsel to Bull Run, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.

               (u) Other Events. No other events or developments shall have occurred subsequent to the date of this Agreement that, in the judgment of the Board of Directors of Gray or the special committee of the Board of Directors of Gray, would result in the Distribution having a Material Adverse Effect on Gray or a material adverse effect on the shareholders of Gray.

          3.4. Modification. Gray shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution. In addition, at any time and from time to time until the completion of the Distribution, Gray with the consent of the special committee of the Board of Directors of TCM may modify or change the terms of the Distribution.

                                    SECTION 4
                     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

          4.1. Employees. Immediately prior to, and subject to the Separation, Gray shall transfer to TCM each employee of the Newspaper Publishing Business and Graylink Wireless Business (the "Transferred Employees") so that no such employee who becomes employed by TCM experiences any termination or other interruption in employment and Gray shall cause all such Transferred Employees to resign from all positions as officers or employees of Gray and its Subsidiaries. Except as otherwise provided herein, TCM shall be liable for all obligations relating to all Transferred Employees for all periods, whether arising prior to, on or after the Separation Date. All employees of Gray and its Subsidiaries as of the Separation Date who are not Transferred Employees shall be retained by Gray and its Subsidiaries (the "Retained Employees") and Gray shall be liable for all obligations relating to all Retained Employees for all periods, whether arising prior to, on or after the Separation Date. TCM and Gray (and their respective Subsidiaries) shall use commercially reasonable efforts to accomplish any transfers of employment required by this Section 4.1 in a timely manner.

          4.2. Prior Service Credit. TCM shall give each Transferred Employee credit for years of service with Gray or its Subsidiaries as if they were years of service with TCM. TCM shall recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation. TCM shall also give Transferred Employees credit for amounts paid under a corresponding Gray plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by TCM.

          4.3. 401(k) Plan. Immediately prior to, and subject to, the Separation, Gray shall cause a "spin off" of the assets and liabilities of the Gray Television, Inc. Capital Accumulation Plan (the "Gray 401(k) Plan") resulting in the division of the Gray 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable law (including, without limitation, Section 414(l) of the Code), covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the "TCM 401(k) Plan") and (ii) all other Gray 401(k) Plan participants (and their beneficiaries). Immediately prior to, and subject to, the Separation, Gray shall cause the TCM 401(k) Plan to be transferred to TCM but shall retain the Gray 401(k) Plan. Prior to the Separation, Gray shall draft the appropriate documents and use its commercially reasonable efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.3.

          4.4. Pension Plan. Gray shall retain all liabilities and obligations in respect of benefits accrued by Transferred Employees who participate in the Gray Communications Systems, Inc. Retirement Plan (the "Retirement Plan"). Benefit accruals in respect of Transferred Employees shall cease as of the Separation Date and the Transferred Employees participating therein shall be considered to have terminated employment for purposes of such plan. Gray shall fully vest the accrued benefits of the Transferred Employees under the Retirement Plan as of the Separation Date. No assets under the Retirement Plan shall be transferred to TCM or to any plan of TCM.

          4.5. Welfare Plans

               (a) Except as otherwise provided herein, immediately prior to, and subject to, the Separation, Gray shall cause all of Gray's employee welfare benefit plans, as defined in Section 3(1) of ERISA (the "Gray Welfare Plans"), to be divided into separate, identical component plans covering, respectively,
(i) the Transferred Employees (and their beneficiaries) (the "TCM Welfare Plans") and (ii) all other Gray Welfare Plan participants (and their beneficiaries), including without limitation, participants (and their beneficiaries) who experienced a "qualifying event" for purposes of the group health plan continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B of ERISA prior to the Separation Date regardless of when an election for continuation coverage is made by the participant. Immediately prior to and subject to, the Separation, Gray shall cause the TCM Welfare Plans to be transferred to TCM but shall retain the Gray Welfare Plans. Prior to the Separation, Gray shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.5(a).

               (b) On and after the Separation Date, TCM shall pay, or cause to be paid, all claims for health care benefits by the Transferred Employees (and their beneficiaries), made after the Separation Date for post-Separation periods, and shall pay, or cause to be paid, all claims for health care benefits by the Transferred Employees (and their beneficiaries), made after the Separation for all periods prior to the Separation Date.

               (c) TCM shall be responsible for any liabilities or obligations for severance obligations relating to employees of the Newspaper Publishing Business and Graylink Wireless Business whose employment terminates prior to, or on or after the Separation Date.

               (d) Any Transferred Employee on short-term disability as of the Closing Date that would have become eligible for long-term disability benefits under the Gray Welfare Plans but for the consummation of the transactions contemplated by this Agreement shall be covered by the Gray Welfare Plan that provides long-term disability benefits and TCM shall have no obligation to provide such coverage.

          4.6. Section 125 Plan. Without limiting the generality of Section 4.5, immediately prior to, and subject to, the Separation, Gray shall cause a "spin off" of the assets and liabilities of the Gray Section 125 Plan (the "Gray Flex Plan") (which contains premium, dependent care and medical health reimbursement component parts) resulting in the division of the Gray Flex Plan into two, separate, identical, component plans, in accordance with applicable law, covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the "TCM Flex Plan") and (ii) all other Gray Flex Plan participants (and their beneficiaries). Immediately prior to and subject to, the Separation, Gray shall cause the TCM Flex Plan to be transferred to TCM but shall retain the Gray Flex Plan. Prior to the Separation, Gray shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.6.

          4.7. Accrued Vacation. Gray and TCM agree that all accrued vacation for Transferred Employees as of the Separation Date shall be TCM's obligation.

          4.8. Stock Option Plan. Immediately prior to, and subject to, the Distribution, Gray shall cause each outstanding nonqualified option to purchase shares of Gray Common Stock that was granted under the Gray 2002 Long Term Incentive Plan on or before the Distribution Date to a Transferred Employee to be become fully vested on the Distribution Date, and to continue to be exercisable until the original expiration date. Prior to the Separation, Gray shall prepare the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.8.

          4.9. Workers' Compensation. TCM shall assume the liability for any workers' compensation or similar workers' protection claims with respect to any employee of the Newspaper Publishing Business and Graylink Wireless Business, whether incurred prior to, on, or after the Distribution Date, which are the result of an injury or illness originating prior to or on the Distribution Date.

          4.10. WARN Act. TCM and its Subsidiaries agree that they shall not, at any time during the 90-day period following the Distribution Date, (i) effectuate a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or operating units within any site of employment of the Newspaper Publishing Business and Graylink Wireless Business, or (ii) take any action to precipitate a "mass layoff" as defined in the WARN Act affecting any site of employment of the Newspaper Publishing Business and Graylink Wireless Business, except, in either case, after complying fully with the notice and other requirements of the WARN Act. TCM agrees to indemnify Gray and its Subsidiaries and their respective officers and directors and to defend and hold harmless Gray and its Subsidiaries and their respective officers and directors from and against any and all claims, losses, damages, expenses, obligations and liabilities (including attorney's fees and other costs of defense) that Gray and its Subsidiaries and their respective officers and directors may incur in connection with any suit or claim of violation brought against Gray under the WARN Act, which relates in whole or in part to actions taken by TCM or its Subsidiaries with regard to any site of employment of TCM or operating units within any site of employment of the Newspaper Publishing Business and Graylink Wireless Business.

          4.11. Information to be Provided. Each party and its Subsidiaries shall provide any information that the other party may reasonably request, including, but not limited to, information relating to dates of termination of employment, in order to provide benefits to any eligible employee of TCM or any of its Subsidiaries under the terms and conditions of this Agreement or under the applicable Gray Plans.

          4.12. No Right to Employment. Nothing contained in this Agreement will confer upon any Transferred Employees any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any employee benefit plan or program for the Transferred Employees established by TCM may be amended or terminated by TCM in accordance with its terms and applicable law.

                                    SECTION 5
                                INSURANCE MATTERS

          5.1. Insurance Prior to the Distribution Date. Gray shall not have any liability whatsoever to TCM as a result of the insurance policies and practices of Gray in effect at any time at or prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

          5.2. Ownership of Existing Policies and Programs. Gray or one or more of its Subsidiaries shall continue to own all property, casualty and liability insurance policies and programs, including, without limitation, primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the "Gray Policies" and individually, a "Gray Policy"). Gray shall use commercially reasonable efforts to maintain the Gray Policies in full force and effect up to and including the Distribution Date, and, subject to the provisions of this Agreement, Gray and its Subsidiaries shall retain all of their respective rights, benefits and privileges, if any, under the Gray Policies. Nothing contained in this Agreement shall be construed to be an attempted assignment, or to change the ownership, of the Gray Policies.

          5.3. Naming of TCM as Additional Insured. To the extent not already provided for by the terms of a Gray Policy, Gray shall use commercially reasonable efforts to cause TCM to be named as an additional insured under the Gray Policies whose effective policy periods include the Distribution Date, in respect of claims arising out of or relating to periods prior to the Distribution Date.

          5.4. TCM Insurance Policies. Commencing on and as of the Distribution Date, TCM shall be responsible for establishing and maintaining separate property, casualty and liability insurance policies and programs for activities and claims involving TCM or any of its Subsidiaries. TCM will exercise commercially reasonable efforts to secure liability insurance to avoid potential gaps in coverage. TCM and each of its Subsidiaries, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by TCM and its Subsidiaries for claims relating to any period on or after the Distribution Date involving TCM or any of its Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.6 with respect to claims administration and financial administration of the Gray Policies, neither Gray nor any of its Subsidiaries shall have any responsibility for or obligation to TCM or any of its Subsidiaries relating to property and casualty insurance matters for any period, whether prior to, on, or after the Distribution Date.

          5.5. TCM Directors' and Officers' Insurance. Gray shall cause to be maintained for a period of six years from the Distribution Date, Gray's current directors' and officers' insurance and indemnification policies and fiduciary liability policies ("D&O Insurance"), provided that, Gray may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous that the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the Distribution Date for all persons who are directors and officers of TCM on the date of this Agreement (or were such prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, Gray shall use commercially reasonable efforts to cause insurance coverage at a reduced face amount to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in
Schedule 5.5 is the amount of the annual premium currently paid by Gray for its D&O Insurance. In the event Gray or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Gray assume the obligations set forth in this Section 5.5. The provisions of this

Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each officer and director of TCM on the date of this Agreement (or prior to the date of this Agreement) and his or her heirs and representatives.

          5.6. Post-Distribution Insurance Claims Administration. Upon notification by TCM or one of its Subsidiaries of a claim relating to TCM or one of its Subsidiaries under one or more of the Gray Policies, Gray shall cooperate with TCM in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, Gray and TCM shall jointly make all decisions, determinations, commitments and stipulations concerning any such claims on its own behalf and on behalf of TCM and its Subsidiaries, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the Gray Policies. TCM and its Subsidiaries shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, defense costs, indemnity payments, deductibles, retentions or other charges (collectively, "Insurance Charges") whenever arising, which shall become due and payable under the terms and conditions of any applicable Gray Policy in respect of any claims made by TCM or one of its Subsidiaries under the Gray Policies, whether the same relate to the period prior to, on, or after the Distribution Date. To the extent that the terms of any applicable Gray Policy provide that Gray or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to TCM or any of its Subsidiaries, Gray shall be entitled to demand that TCM make such payment directly to the Person or entity entitled thereto. In connection with any such demand, Gray shall submit to TCM a copy of any invoice received by Gray pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that TCM fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Gray, Gray and its Subsidiaries may (but shall not be required to) pay such Insurance Charges for and on behalf of TCM and, thereafter, TCM shall forthwith reimburse Gray for such payment. Subject to the other provisions of this Section 5, the retention by Gray of the Gray Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of TCM, Gray or any other insured to insurance coverage for any insured claims under the Gray Policies.

          5.7. Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 5, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier nor any third party shall be entitled to a benefit that they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Section 5.

          5.8. Scope of Affected Policies of Insurance. The provisions of this
Section 5 relate solely to matters involving liability, casualty and workers' compensation insurance and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical insurance policies applicable to any of the officers, directors, employees or other representatives of the parties or their Subsidiaries.

                                    SECTION 6
                                CERTAIN COVENANTS

          6.1. Further Instruments; Consents.

               (a) In addition to the specific agreements, documents, and instruments attached to this Agreement, Gray and TCM shall execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements. Neither Gray nor TCM shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees, and recording or similar fees. Furthermore, each party, at the request of the other party hereto, shall do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

               (b) Gray shall use reasonable efforts (but Gray shall not be required to make any payment), to obtain at the earliest practicable date all consents and approvals referred to in Section 3.3(e)(ii). If, with respect to any Assigned Contract or any agreement, lease or commitment of Gray Publishing and its Subsidiaries, a required consent to the transfer of the membership interests of Gray Publishing is not obtained (and, accordingly, pursuant to section 1.2(d), the agreement, lease or commitment is excluded from the contribution to TCM), Gray shall use reasonable efforts (but Gray shall not be required to make any payment), to keep it in effect and give TCM the benefit of it to the same extent as if it had been assigned, without any additional cost to TCM in excess of the amount for which it would have been responsible had such contract been assigned. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.

          6.2. Exchange of Information.

               (a) General. Each of Gray and TCM, for itself and on behalf of its Subsidiaries, agrees to provide, or cause to be provided, to the other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by any Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Gray or TCM, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

               (b) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and Information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

               (c) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this Section 6.2 shall be deemed to remain the property of the providing party. Unless specifically set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

               (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 6.2 and other provisions of this Agreement after the Distribution Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Gray as in effect on the Distribution Date or such other policies as may be reasonably adopted by the applicable party after the Distribution Date. No party will destroy, or permit any of its affiliates to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date of this Agreement without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to taxes, employee benefits or environmental liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, that in the event that any such Information is also subject to a retention requirement contained in any Ancillary Agreement that is longer than the requirement set forth in this
Section 6.2, then the requirement in such Ancillary Agreement shall control.

               (e) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 6.2 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after commercially reasonable efforts by such party to comply with the provisions of
Section 6.2(d).

               (f) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.2 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

               (g) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 8 or otherwise), each party shall use its commercially reasonable efforts to make available to the other party, upon written request, the former, current, and future directors, officers, employees, other personnel, and agents of such party as witnesses and any books, records, or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel, and agents) or books, records, or other documents may reasonably be required in connection with any legal, administrative, or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative, or other proceeding is a matter with respect to which indemnification may be sought. The requesting party shall bear all costs and expenses in connection therewith.

          6.3. Privileged Matters.

               (a) Preservation of Privileges. The parties each agree that they will maintain, preserve, and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include, without limitation, the attorney-client and work product privileges), that relate directly or indirectly to such party for any period prior to the Distribution Date ("Privilege" or "Privileges"). Neither party shall waive any Privilege that could be asserted under applicable law without the prior written consent of the other party. The rights and obligations created by this Section 6.3 shall apply to all Information as to which, but for the Distribution, a party would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including, but not limited to, (i) any and all Information generated prior to the Distribution Date but which, after the Distribution, is in the possession of the other party; (ii) all communications subject to a Privilege occurring prior to the Distribution Date between counsel for such party and any person who, at the time of the communication, was an employee of such party, regardless of whether such employee is or becomes an employee of the other party; and (iii) all Information generated, received, or arising after the Distribution Date that refers or relates to Privileged Information generated, received, or arising prior to the Distribution Date.

               (b) Notices. Upon receipt by a party or any of its Subsidiaries of any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information or if such party or any of its Subsidiaries obtains knowledge that any current or former employee of such party or any of its Subsidiaries has received any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section
6.3 or otherwise to prevent the production or disclosure of Privileged Information. Neither party will produce or disclose any Information arguably covered by a Privilege under this Section 6.3 unless (i) the other party has provided its express written consent to such production or disclosure, or (ii) unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law.

               (c) Access Not a Waiver. The access to Information being granted pursuant to Section

6.2, the agreement to provide witnesses and individuals pursuant to Section 6.2, and the transfer of Privileged Information pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this
Section 6.3 or otherwise.

          6.4. Certain Business Matters. No party shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as the other party, (ii) doing business with any potential or actual supplier or customer of the other party or (iii) engaging in, or refraining from, any other activities whatsoever relating to any potential or actual suppliers or customers of the other party.

          6.5. Payment Obligations. On the Separation Date, TCM shall pay, or shall cause Gray Publishing to pay, the balance due as of the Separation Date under that certain promissory note dated as of December 31, 2004, by and between Gray Publishing and Gray Television Group, Inc. (the "Promissory Note") to Gray Television Group, Inc., which payment shall be in complete satisfaction of Gray Publishing's obligations under the Promissory Note. In addition, on the Separation Date, in partial consideration of the transfer of the membership interests and other assets to TCM under Section 1.1, TCM shall distribute to Gray an amount equal to the difference between (i) $40.0 million and (ii) the amount paid to Gray Television Group, Inc. pursuant to the Promissory Note.

          6.6. Reimbursement Obligations. Following the Distribution, TCM shall promptly reimburse Gray for any amounts paid, from time to time, by Gray pursuant to the terms of the Guarantee and Acknowledgment dated June 9, 2005 made by Gray and the special committee of the Board of Directors of Gray in favor of Houlihan Lokey Howard & Zukin Capital, Inc. and its affiliates.

                                    SECTION 7
                                 INDEMNIFICATION

          7.1. Indemnification by Gray. Gray shall indemnify, defend, and hold harmless TCM and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the "TCM Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any TCM Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Retained Assets, (ii) any of the Assumed Liabilities or (iii) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by Gray or its Subsidiaries (other than TCM and its Subsidiaries).

          7.2. Indemnification by TCM. TCM shall indemnify, defend, and hold harmless Gray and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the "Gray Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any Gray Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) the Newspaper Publishing Business, (ii) Graylink Wireless Business, (iii) the Assigned Contracts, (iv) the Assigned Real Property, or (v) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by TCM or its Subsidiaries.

          7.3. Procedure for Indemnification.

               (a) General. The following procedures shall apply to any claim for indemnification made pursuant to Section 7.1 and Section 7.2 and pursuant to any indemnities provided in any Ancillary Agreement.

               (b) Notices. If a Gray Indemnitee or TCM Indemnitee shall receive notice of any Action by any third party, or any fact or allegation upon which such Action could be based (hereinafter a "Third Party Claim"), with respect to which an Indemnifying Party is or may be obligated to make an Indemnity Payment, it shall give the Indemnifying Party prompt notice thereof (including any pleadings relating thereto), specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Indemnity Payment); provided, however, that the failure of an Indemnitee to give notice as provided in this Section 7.3 shall not relieve the Indemnifying Party of its indemnification obligations under this Section 7, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

               (c) Defense. For any Third Party Claim upon which notice is required to be given under Section 7.3(b), the Indemnifying Party shall defend such Third Party Claim at its sole cost and expense and through counsel employed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Within 30 days of receipt of the notice of the Third Party Claim received under Section 7.3(b), the Indemnifying Party shall give notice of its intent to defend or objection to the claim of indemnification specifying in reasonable detail the grounds therefor. Failure to provide such notice within such 30-day period shall be deemed an acknowledgment by the Indemnifying Party of its indemnity obligation for the Third Party Claim.

               (d) Settlement. The Indemnifying Party's right to defend any Third Party Claim includes the right to control, manage, and direct the defense of the Third Party Claim and to compromise, settle, or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnitee, which approval shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party shall seek the approval of the Indemnitee to a settlement for monetary damages for which the Indemnifying Party accepts responsibility and if the Indemnitee shall withhold or unreasonably delay approval of such settlement, then the obligation of the Indemnifying Party shall be limited to the amount of the proposed and unapproved settlement, plus attorney's fees and costs to the date of the proposed settlement, and the Indemnitee shall be solely responsible for any additional amount.

               (e) Participation. The Indemnitee may participate in the Indemnifying Party's defense of any Third Party Claim in which the Indemnitee has an interest and be represented by counsel of its own choosing at the Indemnitee's sole cost and expense.

               (f) Failure to Defend. If the Indemnifying Party fails to defend a Third Party Claim, the Indemnitee may defend and may compromise and settle or consent to an entry of judgment or a determination of liability concerning such Third Party Claim at the sole cost and expense of the Indemnifying Party; provided, however, that the Indemnitee shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnifying Party, unless such approval is unreasonably withheld or delayed.

               (g) Access to Information. Regardless of the party that defends a Third Party Claim, the other shall make available to the Indemnifying Party all employees, Information, books and records, communications, and documents, within its possession or control, that are necessary, appropriate or reasonably deemed relevant with respect to such defense, and otherwise shall reasonably cooperate in the defense of the Third Party Claim.

               (h) Release of Liability. With respect to any Third Party Claim, no Indemnifying Party or Indemnitee shall enter into any compromise, settlement, or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the third party of a release of the Indemnitee from all further liability concerning such Third Party Claim.

               (i) Payment. Upon final judgment after exhaustion of all appeals, settlement, compromise, or other final resolution of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment after exhaustion of all appeals, settlement, compromise, or final resolution. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against any third party.

          7.4. Direct Claims. Any claim for indemnity pursuant to Section 7.1 or
Section 7.2 on account of an Indemnifiable Loss made directly by the Indemnitee against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 90 days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 90-day (or lesser) period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 90-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue resolution as provided in Section 8.

          7.5. Adjustment of Indemnifiable Losses. The amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Section 7.1 or Section 7.2 shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously.

          7.6. No Third Party Beneficiaries. Except to the extent expressly provided otherwise in this Section 7, the indemnification provided for by this
Section 7 shall not inure to the benefit of any third party or parties and shall not relieve any insurer or other third party that would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.

                                    SECTION 8
                               DISPUTE RESOLUTION

          8.1. General. The resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 8.

          8.2. Negotiation. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within 30 days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of two or more vice president-level employees of such party and shall meet within 30 days after the end of the first 30-day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 8.2, all reasonable requests made by one party to the other for Information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed-upon statements of fact or written statements of position furnished to the other party.

          8.3. Non-Binding Mediation. In the event that any Dispute is not settled by the parties within 30 days after the first meeting of the negotiating teams under Section 8.2, the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within 60 days of the end of such 30-day negotiation period of the negotiating teams. Except as provided below in Section 8.4, no litigation for the resolution of such dispute may be commenced until the parties attempt in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

          8.4. Proceedings. Nothing in this Agreement shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this
Section 8.4, the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 8.2 and Section 8.3 during the course of such litigation proceedings under this Section 8.4.

          8.5. Pay and Dispute. Except as provided in this Agreement, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 8. If the party that paid the invoice is found pursuant to this Section 8 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate, from the party found responsible for such payment.

                                    SECTION 9
                                  MISCELLANEOUS

          9.1. Representations and Warranties of Gray.(a) Gray represents and warrants that immediately following the Separation, TCM shall have all of the assets (tangible and intangible) necessary for the conduct of the Newspaper Publishing Business and Graylink Wireless Business in the manner in which it was conducted by Gray on the date of this Agreement and as such businesses are proposed to be conducted by TCM following the Distribution, except for the assets referred to in Section 1.2.

               (b) TCM acknowledges that the assets of the Newspaper Publishing Business and Graylink Wireless Business are being transferred "as is, where is" and that Gray is not, in this Agreement, the Ancillary Agreements or in any other agreement or document contemplated by this Agreement or the Ancillary Agreements, including without limitation, registration statement on Form S-4 and the proxy statement/prospectus/information statement representing or warranting in any way the value or freedom from encumbrance of, or any other matter concerning, any assets of the Newspaper Publishing Business or Graylink Wireless Business. TCM acknowledges that Gray is not in this Agreement or the Ancillary Agreements, nor in any other agreement or document contemplated by this Agreement or the Ancillary Agreements, including without limitation, registration statement on Form S-4 and proxy statement/prospectus/information statement representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements, or the making of the filings contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and except as otherwise provided in Section 6.1(b) that TCM shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

          9.2. LIMITATION OF LIABILITY. IN NO EVENT SHALL GRAY OR TCM BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT.

          9.3. Survival. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained in this Agreement, shall survive the Separation and Distribution and shall remain in full force and effect.

          9.4. Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements, or any other agreement between the parties relating to the Transaction, all costs and expenses of the parties hereto in connection with the Transaction shall be paid by TCM (other than 50% of the fees and expenses of Banc of America Securities, 50% of the fees and expenses of Proskauer Rose LLP, 50% of the fees and expenses of King & Spalding LLP, 34% of the printing fees and expenses and SEC filing fees, and 50% of all incidental services related to the Transaction, which shall be paid by Gray). TCM shall promptly, on or after the Distribution Date, reimburse Gray for any fees and expenses paid by Gray, on behalf of TCM.

          9.5. Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

          9.6. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

          9.7. No Third-Party Beneficiaries. Except as specifically provided in
Section 5.5, and Section 7.1 and Section 7.2 (to the extent set forth in Section 7.6), this Agreement is solely for the benefit of the parties to this Agreement and their respective Subsidiaries and successors, and shall not confer upon any other Person any rights or remedies hereunder.

          9.8. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflict of laws applicable thereto.

          9.9. Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Gray without the approval of TCM or the shareholders of Gray. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by Gray and TCM. In the event of termination pursuant to this Section 9.9, no party shall have any liability of any kind to the other party.

          9.10. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service, or (e) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

          9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

          9.12. Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

          9.13. Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

          9.14. Failure and Remedies. No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          9.15. Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it has been duly authorized by all necessary corporate actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms.

          9.16. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.17. Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

          9.18. Definitions.

               (a) "Action" means any action, claim, suit, arbitration, inquiry, subpoena, discover request, proceeding, or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission, or any arbitration tribunal.

               (b) "Agreement" has the meaning set forth in the prelude of this Agreement.

               (c) "Ancillary Agreements" means the Assignment and Assumption Agreement, Real Property Lease, Tax Sharing Agreement and Confidentiality Agreement.

               (d) "Assigned Contract" has the meaning set forth in Section 1.1(b).

               (e) "Assigned Real Property" has the meaning set forth in Section 1.1(c).

               (f) "Assignment Agreement" has the meaning set forth in Section 2.3(b).

               (g) "Assumed Liabilities" has the meaning set forth in Section
1.3.

               (h) "Bull Run" means Bull Run Corporation, a Georgia corporation.

               (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               (j) "Confidentiality Agreement" means the confidentiality agreement dated June 1, 2005 by and among Bull Run, TCM and Gray.

               (k) "Contracts" has the meaning set forth in Section 1.1(g).

               (l) "Contribution Agreement" has the meaning set forth in Section 2.3(e).

               (m) "D&O Insurance" has the meaning set forth in Section 5.5.

               (n) "Disputes" has the meaning set forth in Section 8.1.

               (o) "Distribution" has the meaning set forth in the Recitals to this Agreement.

               (p) "Distribution Agent" means Mellon Investor Services, LLC.

               (q) "Distribution Date" means such date as shall be fixed by the Board of Directors of Gray for the Distribution.

               (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (s) "Governmental Approvals" means any notices, reports, or other filings to be made, or any consents, registrations, approvals, permits, or authorizations to be obtained from, any Governmental Authority.

               (t) "Governmental Authority" shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

               (u) "Gray" has the meaning set forth in the prelude to this Agreement.

               (v) "Gray 401(k) Plan" has the meaning set forth in Section 4.3.

               (w) "Gray Class A Common Stock" has the meaning set forth in the Recitals to this Agreement.

               (x) "Gray Common Stock" has the meaning set forth in the Recitals to this Agreement.

               (y) "Gray Flex Plan" has the meaning set forth in Section 4.6.

               (z) "Gray Indemnitee" has the meaning set forth in Section 7.2.

               (aa) "Gray Policy" has the meaning set forth in Section 5.2.

               (bb) "Gray Publishing" has the meaning set forth in the Recitals.

               (cc) "Gray Stock" has the meaning set forth in the Recitals.

               (dd) "Gray Welfare Plans" has the meaning set forth in Section 4.5(a).

               (ee) "Graylink" has the meaning set forth in the Recitals.

               (ff) "Graylink Wireless Business" has the meaning set forth in the Recitals to this Agreement.

               (gg) "Indemnifiable Losses" means, with respect to any claim by an Indemnitee for indemnification authorized pursuant to Section 7, any and all losses, liabilities, claims, damages, obligations, payments, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

               (hh) "Indemnifying Party" means any party who is required to pay any other Person pursuant to Section 7.

               (ii) "Indemnitee" means any party who is entitled to receive payment from an Indemnifying Party pursuant to Section 7.

               (jj) "Indemnity Payment" means the amount an Indemnifying Party is required to pay an Indemnitee pursuant to Section 7.

               (kk) "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data.

               (ll) "Insurance Charges" has the meaning set forth in Section
5.6.

               (mm) "Material Adverse Effect" means a material and adverse effect on the operation of the applicable company taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect": (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; and (iii) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.

               (nn) "Merger" means the merger of Bull Run with and into BR Acquisition Corp. pursuant to the terms of the Merger Agreement.

               (oo) "Merger Agreement" means the Agreement and Plan of Merger dated August 2, 2005 by and among TCM, BR Acquisition Corp. and Bull Run.

               (pp) "Newspaper Publishing Business" has the meaning set forth in the Recitals to this Agreement.

               (qq) "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

               (rr) "Prime Rate" means the prime rate as published in the Wall Street Journal on the date of determination.

               (ss) "Privilege" has the meaning set forth in Section 6.4(a).

               (tt) "Privileged Information" has the meaning set forth in
Section 6.4(a).

               (uu) "Promissory Note" has the meaning set forth in Section 6.5.

               (vv) "Real Property Lease" has the meaning set forth in Section 2.3(d).

               (ww) "Record Date" means such date as shall be fixed by the Board of Directors of Gray to determine the holders of Gray Common Stock that shall be entitled to the Distribution.

               (xx) "Refinancing" means a financing in which TCM receives gross proceeds of at least $125.0 million.

               (yy) "Retained Assets" has the meaning set forth in Section 1.2.

               (zz) "Retained Employees" has the meaning set forth in Section
4.1.

               (aaa) "Retirement Plan" has the meaning set forth in Section 4.4.

               (bbb) "SEC" has the meaning set forth in Section 3.2(a).

               (ccc) "Securities Act" means the Securities Act of 1933, as amended.

               (ddd) "Separation" has the meaning set forth in the Recitals to this Agreement.

               (eee) "Separation Date" has the meaning set forth in Section 2.1.

               (fff) "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership, or any other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to Gray and its Subsidiaries shall not include Gray Publishing and its Subsidiaries, and those subsidiaries will be treated as Subsidiaries of TCM.

               (ggg) "Tax Sharing Agreement" has the meaning set forth in
Section 2.3(c).

               (hhh) "TCM" has the meaning set forth in the prelude to this Agreement

               (iii) "TCM 401(k) Plan" has the meaning set forth in Section 4.3.

               (jjj) "TCM Assumed Liability" has the meaning set forth in
Section 1.3(b).

               (kkk) "TCM Common Stock" has the meaning set forth in the Recitals to this Agreement.

               (lll) "TCM Flex Plan" has the meaning set forth in Section 4.6.

               (mmm) "TCM Indemnitee" has the meaning set forth in Section 7.1.

               (nnn) "TCM Welfare Plans" has the meaning set forth in Section 4.5(a).

               (ooo) "Third Party Claim" has the meaning set forth in Section 7.3(b).

               (ppp) "Transaction" means the Separation, Distribution and
Merger.

               (qqq) "Transferred Employees" has the meaning set forth in
Section 4.1.

               (rrr) "WARN Act" has the meaning set forth in Section 4.10.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have executed and delivered this Master Separation and Distribution Agreement effective as of the date first written above.

                                        GRAY TELEVISION, INC.


                                        By: /s/ Robert S. Prather, Jr.
                                            ------------------------------------
                                        Name: Robert S. Prather, Jr.
                                        Title: President and Chief Operating
                                               Officer


                                        TRIPLE CROWN MEDIA, INC.


                                        By: /s/ James C. Ryan
                                            ------------------------------------
                                        Name: James C. Ryan
                                        Title: Chief Financial Officer and
                                               Secretary

                                                                 SCHEDULE 1.1(B)

Total Requirement Agreement, dated as of October 1, 2001, by and between Abitibi Consolidated Sales Corporation and Gray Communications Systems, Inc. (now Gray Television, Inc.).

Membership Agreement, dated May 24, 2004, by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Newton Citizen.

Membership Agreement by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Albany Herald.

Membership Agreement by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Rockdale Citizen.

Membership Agreement by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Gwinnett Daily Post.

Authorized Independent Sales Professional Agreement, dated as of February 6, 2004, by and between NPCR, Inc. and Gray Florida Holdings, Inc. (now Gray Television Group, Inc.)

Authorized Independent Sales Professional Agreement, dated as of September 27, 2000, by and between Nextel South Corp. and Gray Florida Holdings, Inc. d/b/a Porta-Phone (now Gray Television Group, Inc.).

Sprint Local Dealer Network Distribution Agreement, dated as of April 15, 2004, by and between Sprint Spectrum L.P. and Gray Television Group, Inc. d/b/a GrayLink.

Employment Agreement, dated as of October 1, 1996, by and between Gray Communications Systems, Inc. (now Gray Television, Inc.), and Robert Chomat.

Non-compete agreements with all employees in the paging business (the form indicates that the Gray party is Gray Television Group, Inc.).

                                                                 SCHEDULE 1.1(C)

Albany Herald office and production facility in located in Albany, GA (83,000 square feet) Offices for Rockdale Citizen located in Conyers, GA (20,000 square feet).

Offices and production facility for Goshen News located in Goshen, IN (21,000 square feet).

                                                                 SCHEDULE 1.2(C)

                      Gray Publishing and Wireless Business
                             Inter-company Balances
                                  June 30, 2005

 INTER-COMPANY      ASSET      INTER-COMPANY     LIABILITY
---------------   ---------   ---------------   -----------
   Graylink       4,607,302   Gray Television   (4,607,302)

Gray Tel Group     714,000        Graylink       (714,000)

   Rockdale       1,931,869   Gray Television   (1,931,869)

Albany Herald     5,561,644   Gray Television   (5,561,644)

     WIBW            222          Gwinnett         (222)

Gray Television   1,066,911       Gwinnett      (1,066,911)

    Goshen        2,221,286   Gray Television   (2,221,286)

Gray Publishing    350,389    Gray Television    (350,389)

SCHEDULE 3.3(E)(II)

License Agreement dated as of May 9, 2005 by and between NEWSTEC, Inc. and Gray Publishing, LLC.

Application for Service, Letter of Agency, and Agreement Choice One/US Xchange dated March 28, 2003.

Sprint Local Dealer Network Distribution Agreement, dated as of April 15, 2004, by and between Sprint Spectrum L.P. and Gray Television Group, Inc. d/b/a GrayLink.

                                                                    SCHEDULE 5.5

$223,000